Exhibit 99.1

NEWS RELEASE for July 29, 2015 at 4:05 PM ET

GENTHERM REPORTS 2015 SECOND QUARTER AND SIX-MONTH RESULTS

Net Income Up Year Over Year 19% for Both Periods; Wins First Contract for New Thermal Management System for Batteries after Close of Quarter

NORTHVILLE, MI (July 29, 2015) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the second quarter and six months ended June 30, 2015.

For the 2015 second quarter and first six months, revenues increased to $213.4 million and $420.4 million, respectively, from $206.2 million and $400.1 million for the comparable prior year periods.  Net income for this year’s second quarter and first six months increased to $19.5 million and $39.3 million, respectively, from net income in the 2014 second quarter and first six months of $16.4 million and $33.0 million.

“We had a very busy and productive quarter, and we are seeing solid business activity and growth in all of our divisions around the world,” said President and CEO Daniel R. Coker. “Our new business launches are also going well. Revenue in the first year we have owned our GPT (Gentherm Global Power Technologies) business is up about 54 percent, and based on the very strong early market testing of the new Atmos™ mattress, we expect the bed business to grow significantly during the second half of the year. We are growing revenues solidly in terms of local currencies in Europe, Canada and Asia, but the strength of the U.S. Dollar has impacted our revenue translated into U.S. Dollars by more than $25 million for the first half compared with the prior year.  Fortunately, our costs are being affected favorably by exchange rate shifts so there has been no significant negative impact on profits from the revenue reduction.”

“We are very pleased with our performance in terms of operations, keeping expenses in check and generating solid gross margins in the 30 percent range, and our earnings are right on target,” Coker added. “All our core competencies are performing as planned. Our major headwind continues to be the strong U.S. Dollar, compared with local currencies, particularly the Euro, which has reduced our reported revenue but fortunately has not negatively impacted our earnings.”

After the close of the quarter, the Company was awarded its first contract for its new battery thermal management system (BTM), a thermoelectric cooling system for batteries used in hybrid and electrified vehicles. The five-year contract, awarded by a major global automobile manufacturer, could generate up to $25 million in annual revenue with the first shipments to begin for model year 2017, Coker added.

“This is a very significant contract win for us because it opens up a brand new global market for Gentherm and enables us to leverage our thermal management technology and skills in an important new product category,” Coker said. “As future vehicles become more and more electrified, their batteries need to be actively cooled to ensure a longer service life. The design created by our engineers has proven it can uniquely cool virtually any kind of battery packaging configuration used in vehicles in our target markets. We expect this to be a significant new growth opportunity for us that should increase as we work with more vehicle manufacturers and the hybrid and electrified vehicle markets expand.”

Second Quarter Financial Highlights

For the 2015 second quarter, revenues were $213.4 million compared with $206.2 million in the prior year period.  The revenue increase for the quarter was driven by continued strong shipments of the Company’s Climate Control Seat (CCS™) systems and a year-over-year increase of 54 percent in revenue to $12.5 million for GPT, which was acquired at the beginning of the second quarter of 2014 on April 1, 2014.

Foreign currency translation of the Company’s Euro-denominated product revenue for this year’s second quarter had a significant impact on the Company’s product revenue results since the average U.S. Dollar/Euro exchange rate in this year’s second quarter was 1.11 compared to 1.37 in the second quarter of 2014.  Consequently, the Company’s Euro dominated revenues, which have increased by 7 percent in Euros, have decreased in U.S. Dollar reported product revenues.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported product revenues.  Had the 2015 average exchange rate for this period been the same as the 2014 average exchange rate for these currencies, Gentherm’s product revenues would have been $13.7 million higher than the revenues actually reported for the second quarter of 2015.  Adjusting for this unfavorable currency translation impact, the second quarter 2015 product revenues would have been $227.1 million or 10 percent higher than the second quarter 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

CCS revenue in the 2015 second quarter, compared with the 2014 second quarter, increased by $10.1 million, or 12 percent, to $95.9 million.  This increase resulted from new program launches since the first quarter 2014, strong production volumes and related sales of vehicles equipped with CCS systems, particularly vehicles in the luxury segment of the automotive market.  One example of a new vehicle launch is the redesigned Ford Mustang, which now offers CCS for the first time.

Seat heater revenue in this year’s second quarter decreased year-over-year by approximately $8.0 million, or 10 percent, to $74.1 million, reflecting the unfavorable impact of the declining Euro exchange rate.  The Company’s European denominated sales consist primarily of its seat heater products, whereas its CCS sales in Europe are primarily denominated in U.S. Dollars.  Therefore, the unfavorable impact of the lower Euro translation rate is focused primarily on the Company’s seat heater product sales.  Adjusted for the decline in the value of the Euro, seat heater sales actually increased due to market penetration on certain vehicle programs and stronger vehicle production volumes, including those in Europe. Gentherm also had significant sales growth of its steering wheel heater product, which increased by $1.3 million, or 15 percent year over year, to $10.3 million.

Net income for the 2015 second quarter was up 19 percent year over year to $19.5 million or $0.54 per basic share and $0.53 per diluted share.  Net income for the second quarter of 2014 was $16.4 million, or $0.46 per basic and diluted share.

Gross margin as a percentage of revenue for this year’s second quarter increased to 30.8 percent, up from 29.5 percent for the 2014 second quarter.  The increase was due to a favorable change in product mix, greater coverage of fixed costs at the higher volume levels, and a benefit from foreign currency impact on production expenses in foreign currencies.  The favorable product mix was primarily attributable to the greater sales growth in CCS products on which Gentherm has historically had better margin performance.  The stronger U.S. Dollar during the quarter resulted in lower production costs totaling $4.3 million.

Adjusted EBITDA for the 2015 second quarter was $33.9 million, up $1.6 million or 5 percent, compared with Adjusted EBITDA of $32.3 million for the 2014 second quarter.

Year-to-Date Summary

For the first six months of 2015, revenues increased to $420.4 million from $400.1 million in the first six months of 2014.  CCS revenue increased year over year in the first six months of 2015 by $22.2 million, or 13 percent, to $190.3 million.  Seat heater revenue decreased year over year by $15.6 million, or 10 percent, to $147.9 million.  The Company also had significant growth in its heated steering wheel heater product with a year-over-year increase of $2.3 million, or 13 percent, to $20.0 million.

The average U.S. Dollar/Euro exchange rate for the first six months of this year was 1.12 compared with 1.37 for the first six months of the prior year.  Consequently, the Company’s Euro dominated revenues, which have increased by 7 percent in Euros, decreased in U.S. Dollar reported product revenues.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported product revenues.    Had the 2015 average exchange rate for this period been the same as the 2014 average exchange rate for these currencies, product revenues would have been $25.3 million higher than the revenues actually reported for the first half of 2015.  Adjusting for this unfavorable currency translation impact, first half 2015 product revenues would have been $445.7 million or 11 percent higher than the first half 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

Net income for the first six months of 2015 was up 19 percent year over year to $39.3 million, or $1.10 per basic share and $1.08 per diluted share. Net income for the first six months of 2014 was $33.0 million, or $0.94 per basic share and $0.92 per diluted share, which included $1.1 million in fees and expenses associated with the acquisition of Global Thermoelectric Inc.

Further non-cash purchase accounting impacts associated with the recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for first six months of 2015 was 31.5 percent compared with 29.4 percent for the first six months of 2014.

Adjusted EBITDA for the first half of 2015 was $68.0 million compared with Adjusted EBITDA of $64.8 million for the comparable period of the prior year.

Guidance

The increase in the Company’s revenues continues to be strong in local currencies.  As Gentherm enters the second half of 2015, uncertain economic conditions in parts of Western and Eastern Europe and Asia are contributing to the increasing strength of the U.S. Dollar.  This strengthening of the U.S. Dollar will continue to have an unfavorable impact on the Company’s revenues in future periods.  As a result, the Company now believes that 2015 revenue will be just below the low-end of the previous range of a 10 to 15 percent increase over 2014 revenue, which was $811 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 5:00 PM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or 1-201-689-8471.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications.  Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices.  Non-automotive products include remote power generation systems, heated and cooled furniture and other consumer and industrial temperature control applications.  The Company’s advanced technology team is developing more efficient materials for thermoelectrics and new systems for waste heat recovery and electrical power generation.  Gentherm has nearly ten thousand employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change,  and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact:	Allen & Caron Inc

Mike Mason (investors)

michaelm@allencaron.com

(212) 691-8087

Rene Caron (investors)

rene@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product revenues	$213,441	$206,182	420,350	400,120
Cost of sales	147,736	145,425	288,075	282,338
Gross margin	65,705	60,757	132,275	117,782
Operating expenses:
Net research and development expenses	14,977	14,550	29,525	27,595
Acquisition transaction expenses	—	—	—	1,075
Selling, general and administrative	24,058	21,693	49,003	39,560
Total operating expenses	39,035	36,243	78,528	68,230
Operating income	26,670	24,514	53,747	49,552
Interest expense	(544)	(970)	(1,108)	(1,901)
Revaluation of derivatives	(53)	(340)	(1,017)	(587)
Foreign currency (loss) gain	(107)	(320)	328	(1,843)
Gain from equity investment	—	—	—	785
Other income (expense)	262	41	457	(200)
Earnings before income tax	26,228	22,925	52,407	45,806
Income tax expense	6,734	6,502	13,093	12,804
Net income	19,494	16,423	39,314	33,002
Basic earnings per share	$0.54	$0.46	$1.10	$0.94
Diluted earnings per share	$0.53	$0.46	$1.08	$0.92
Weighted average number of shares – basic	35,971	35,361	35,871	35,213
Weighted average number of shares – diluted	36,585	36,094	36,429	35,841

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$19,494	$16,423	$39,314	$33,002
Add Back:
Income tax expense	6,734	6,502	13,093	12,804
Interest expense	544	970	1,108	1,901
Depreciation and amortization	7,841	8,313	15,277	15,631
Adjustments:
Acquisition transaction expense	—	—	—	1,075
Unrealized currency (gain) loss	(773)	(241)	100	1,024
Unrealized revaluation of derivatives	53	340	(887)	(685)
Adjusted EBITDA	$33,893	$32,307	$68,005	$64,752

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Future Full Year Periods (estimated)
	2015	2014	2015	2014	2015	2016	2017	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$—	$—	$1,075	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,762	$2,173	$3,556	$4,229	$7,092	$7,092	$7,092	$24,470
Technology amortization	758	934	1,531	1,796	3,051	3,051	2,188	2,086
Product development costs amortization	260	570	1,051	1,139	1,048	42	—	—
Trade name amortization	46	52	93	52	183	183	137	—
Order backlog amortization	—	410	—	410	—	—	—	—
Inventory fair value adjustment	—	1,083	—	1,083	—	—	—	—
	$2,826	$5,222	$6,231	$8,709	$11,374	$10,368	$9,417	$26,556
Tax effect	(658)	(1,241)	(1,451)	(2,436)	(2,650)	(2,417)	(2,196)	(6,241)
Net income effect	$2,168	$3,981	$4,780	$7,348	$8,724	$7,951	$7,221	$20,315

Earnings per share - difference
Basic	$0.06	$0.11	$0.13	$0.21
Diluted	$0.06	$0.11	$0.13	$0.21

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$101,643	$85,700
Accounts receivable, less allowance of $3,005 and $2,847, respectively	149,426	136,183
Inventory:
Raw materials	49,559	48,678
Work in process	4,905	4,009
Finished goods	25,152	24,956
Inventory, net	79,616	77,643
Derivative financial instruments	2,195	145
Deferred income tax assets	5,738	6,247
Prepaid expenses and other assets	33,624	29,107
Total current assets	372,242	335,025
Property and equipment, net	101,804	91,727
Goodwill	28,472	30,398
Other intangible assets	56,916	68,129
Deferred financing costs	356	406
Deferred income tax assets	22,745	18,843
Derivative financial instruments	5,094	1,345
Other non-current assets	12,125	12,019
Total assets	$599,754	$557,892
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$82,869	$71,434
Accrued liabilities	62,972	68,387
Current maturities of long-term debt	4,505	5,306
Deferred tax liabilities	21	—
Derivative financial instruments	5,296	2,466
Total current liabilities	155,663	147,593
Pension benefit obligation	9,867	10,321
Other liabilities	7,163	2,788
Long-term debt, less current maturities	81,078	85,469
Derivative financial instruments	9,499	6,698
Deferred income tax liabilities	9,636	10,804
Total liabilities	272,906	263,673
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,055,652 and 35,696,334 issued and outstanding at June 30, 2015 and December 31, 2014, respectively	249,661	243,255
Paid-in capital	(6,530)	(8,224)
Accumulated other comprehensive loss	(40,528)	(25,743)
Accumulated earnings	124,245	84,931
Total shareholders’ equity	326,848	294,219
Total liabilities and shareholders’ equity	$599,754	$557,892

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating Activities:
Net income	$39,314	$33,002
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	15,323	15,931
Deferred income tax benefit	(4,765)	(6,309)
Stock compensation	2,983	2,225
Defined benefit plan expense	105	28
Provision of doubtful accounts	252	(330)
Gain on revaluation of financial derivatives	(150)	(217)
Gain from equity investment	—	(785)
(Gain) loss on sale of property and equipment	(41)	28
Changes in operating assets and liabilities:
Accounts receivable	(16,711)	(17,456)
Inventory	(4,433)	5,024
Prepaid expenses and other assets	(6,674)	(6,959)
Accounts payable	13,148	(1,312)
Accrued liabilities	1,421	1,496
Net cash provided by operating activities	39,772	24,366
Investing Activities:
Investment in subsidiary, net of cash acquired	(47)	(31,739)
Proceeds from the sale of property and equipment	225	44
Purchases of property and equipment	(23,029)	(15,489)
Net cash used in investing activities	(22,851)	(47,184)
Financing Activities:
Borrowing of debt	—	13,455
Repayments of debt	(2,801)	(12,470)
Excess tax benefit from equity awards	1,462	4,155
Cash paid for the cancellation of restricted stock	(467)	—
Proceeds from the exercise of Common Stock options	4,122	3,406
Net cash provided by financing activities	2,316	8,546
Foreign currency effect	(3,294)	2,541
Net increase (decrease) in cash and cash equivalents	15,943	(11,731)
Cash and cash equivalents at beginning of period	85,700	54,885
Cash and cash equivalents at end of period	$101,643	$43,154
Supplemental disclosure of cash flow information:
Cash paid for taxes	$19,384	$9,889
Cash paid for interest	$890	$1,308
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$1,389	$1,330

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